Exhibit 10.1
February 22, 2006
Synergetics, Inc.
3845 Corporate Centre Drive
St. Charles, MO 63304
Re: Loan to Synergetics, Inc. (the “Borrower”), dated 02/15/2005, in the Original Principal Amount of $1,250,000,000; Loan Account No. 378-8079382 (the “Loan”)
     Dear Mr. Greg Scheller:
     This letter confirms our agreement to extend the maturity date for this Loan from 2/15/2006 (the “Old Maturity”) to 3/15/2006 (the “New Maturity”), subject to the following terms and conditions:
1.	We must receive payment in full of all accrued and unpaid interest in the amount of $2,339.09 and all unpaid late fees and other charges in the amount of $00.00, which amounts are outstanding on the Loan as of the date of this letter, by no later than ten (10) days from the date of this letter.

2.	We must receive a copy of this letter, executed by Borrower in the space provided below, by no later than ten (10) days from the date of this letter.
     If Borrower should fail to satisfy any of the conditions listed above, the New Maturity shall be null and void, and the Old Maturity shall be deemed to be in full force and effect.
     By executing this letter below, Borrower affirms the indebtedness owed to us regarding the Loan and agrees that as of the date of this letter the outstanding principal balance on the Loan is $747,000.00, with accrued and unpaid interest, late fees and other charges in the amounts shown above. Borrower further covenants, represents and warrants that, as of the date Borrower executes this letter, Borrower has no defenses, setoffs, rights of recoupment, counterclaims or claims of any nature whatsoever in respect of the Loan (including, but not limited to, claims arising from fraud, misrepresentation, breach of contract, breach of commitment, impairment of collateral or waiver of any terms or provisions of any documents executed or delivered in connection with the Loan), Borrower hereby releasing any such defenses, claims, etc. Borrower agrees to execute such other instruments or documents as we may reasonably request in order to further document the New Maturity.
     This letter is not intended to be, and shall not be deemed or construed to be, a novation with regard to the Loan, and except as expressly modified by this letter, all terms, conditions, and provisions of the Loan (including, without limitation, Borrower’s obligation to make monthly payments of interest, or principal and interest, as the terms of the Loan documents may provide), and all documents and instruments evidencing the Loan, remain and continue in full force and effect. This letter constitutes no obligation on our part to renew or refinance the Loan, or to further extend the maturity date, upon the New Maturity, and we have not waived any, and we reserve all of, our rights and remedies under any and all of the Loan documents with respect to any existing or future default, whether known or unknown to us.

Sincerely,

Regions Bank

By:	/s/ Anne D. Silverstri

Title:	SVP

Acknowledged and Agreed:

By:	/s/ Gregg D. Scheller

Title:	President/CEO/Chairman

Date:	2/27/06